Exhibit (a)(7)


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PRESS RELEASE

                                                          FOR IMMEDIATE RELEASE



MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100

October 5, 2004


           MP FALCON GROWTH 2, LLC; MP VALUE FUND 6, LLC; MPF DEWAAY FUND 2, LLC; MP INCOME FUND 18, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, L.P.; MACKENZIE SPECIFIED INCOME FUND, L.P.; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MP INCOME FUND 16, LLC (the "Bidders") have increased the Offer Price and extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in SECURED INCOME, L.P., a Delaware Limited Partnership (the "Partnerships"). The expiration date has been extended through November 2, 2004, and the Offer Price have been increased to $30.00.

As of the date hereof, a total of 1,518 Units of Secured Income, L.P. have been tendered by securities holders and not withdrawn. No other Units have been tendered to date.

         For further information, contact Christine Simpson at the above telephone number.